Exhibit 10.1

THE SHARES REPRESENTED BY THIS CONVERTIBLE NOTE AND THE CONVERTIBLE NOTE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.

CONVERTIBLE NOTE

$__________	Investment Date: ______ ___, 2013 Maturity Date: Two Years from the Investment Date

FOR VALUE RECEIVED, usell.com, Inc. (the “Company”), a Delaware corporation, hereby promises to pay to the order of _________, his [its] successors and assigns (collectively, the “Holder”), the principal sum of ___________ ($_________.00) together with interest thereon computed at the annual rate of five percent (5%), payable in common stock of the Company. Interest shall be payable on the date of conversion or the Maturity Date. For purposes of determining the number of shares of common stock to be issued as interest, the amount of interest due shall be divided by the volume weighted average price for the seven trading days prior to the Maturity Date or conversion, as applicable. While in default, this Convertible Note (the “Note”) shall bear interest at the rate of 18% per annum or such maximum rate of interest allowable under the laws of the State of New York, if less. Payments shall be made in lawful money of the United States.

1. Conversion to Common Stock.

(a) Voluntary Conversion. At any time prior to the Maturity Date or an Automatic Conversion under Section 1(b), the Holder shall have the right to convert the principal and accrued interest of this Note in whole or in part into shares of Common Stock of the Company at the rate of $0.20 per share, as adjusted (the “Conversion Price”) at any time prior to repayment. In the event less than all of the principal and accrued interest of this Note is converted, the Company shall promptly issue to the Holder a similar Note representing the outstanding balance.

(b) Automatic Conversion. If any of the following events occur, the Note shall automatically convert into shares of Common Stock:

(i) a financing in which the Company receives at least $1 million in gross proceeds and issues common stock or common stock equivalents for a price greater than $0.25 per share, except an Exempt Issuance, as defined; or

(ii) a change of control transaction whereby a majority of the Company’s outstanding voting stock is sold or there is a sale of all or substantially all of the Company’s assets, or

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(iii) the closing price of the Company’s common stock on the principal market for such shares is more than $0.30 for 10 consecutive trading days,

the outstanding principal amount and unpaid interest shall convert into shares of common stock (any of Section 1(b)(i), (ii) or (iii), an “Automatic Conversion”).

As used in this Note, “Exempt Issuance” means the issuance of: (1) shares of the Company’s Common Stock, options or other rights to employees, officers, consultants, advisors or directors of the Company pursuant to any Equity Incentive Plan duly adopted for such purpose by a majority of the existing members of the Board of Directors or by a majority of the members of a committee of directors established for such purpose; (2) securities issued upon the exercise or exchange of any securities issued under subsection (1) and/or other securities exercisable or exchangeable for or convertible into the Company’s securities issued and outstanding on the date of this Agreement, provided, that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (3) securities issued to any Placement Agent or other registered broker-dealers as commissions or fees in connection with any financing transactions, (4) securities issued pursuant to a (i) merger, acquisition or similar transaction, (ii) strategic transactions approved by a majority of the disinterested directors of the Company, provided that under clause (ii) any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, or (iii) in lieu of a cash payment paid to vendors or service providers. Provided, however, the above Exempt Issuances shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business in investing in securities.

2. Prepayment.

(a) This Note may be prepaid in whole or in part at any time for cash on at least 10 days prior written notice.

(b) All payments made on this Note shall be applied first to any interest accrued to the date of such payment with the remainder applied toward principal.

3. Anti-Dilution Protection.

(a) In the event, prior to the payment of this Note, the Company shall issue any of its shares of common stock as a stock dividend or shall subdivide the number of outstanding shares of common stock into a greater number of shares, then, in either of such events, the Conversion Price shall be decreased and the shares obtainable pursuant to conversion of this Note shall be increased proportionately; and, conversely, in the event that the Company shall reduce the number of outstanding shares of common stock by combining such shares into a smaller number of shares, then, in such event, the Conversion Price shall be increased and the number of shares of common stock obtainable pursuant to the conversion of this Note shall be decreased proportionately. Any dividend paid or distributed upon the common stock in shares of any other class of capital stock of the Company or securities convertible into shares of common stock shall be treated as a dividend paid in common stock to the extent that the shares of common stock are issuable upon the conversion of the Note. In the event that the Company shall pay a dividend consisting of the securities of any other entity or in cash or other property, upon conversion of this Note, the Holder shall receive the securities, cash, or property which the Holder would have been entitled to if the Holder had converted this Note immediately prior to the record date of such dividend.

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(b) In the event, prior to the payment of this Note, the Company shall be recapitalized by reclassifying its outstanding common stock (other than into shares of common stock with a different par value, or by changing its outstanding shares of common stock to shares without par value), or in the event the Company or a successor corporation, partnership, limited liability company or other entity (any of which is defined as a “Corporation”) shall consolidate or merge with or convey all or substantially all of its, or of any successor Corporation’s property and assets to any other Corporation or Corporations (any such other Corporation being included within the meaning of the term “successor Corporation” used in the context of any consolidation or merger of any other Corporation with, or the sale of all or substantially all of the property of any such other Corporation to, another Corporation or Corporations), or in the event of any other material change in the capital structure of the Company or of any successor Corporation by reason of any reclassification, reorganization, recapitalization, consolidation, merger, conveyance or otherwise, then, as a condition of any such reclassification, reorganization, recapitalization, consolidation, merger or conveyance, a prompt, proportionate, equitable, lawful and adequate provision shall be made whereby the Holder of this Note shall thereafter have the right to purchase, upon the basis and the terms and conditions specified in this Note, in lieu of the securities of the Company theretofore purchasable upon the conversion of this Note, such shares, securities or assets as may be issued or payable with respect to or in exchange for the number of securities of the Company theretofore obtainable upon conversion of this Note as provided above had such reclassification, reorganization, recapitalization, consolidation, merger or conveyance not taken place; and in any such event, the rights of the Holder of this Note to any adjustment in the number of shares of common stock obtainable upon conversion of this Note, as provided, shall continue and be preserved in respect of any shares, securities or assets which the Holder becomes entitled to obtain. Notwithstanding anything herein to the contrary, this Section 3(b) shall not apply to a merger with a subsidiary provided the Company is the continuing Corporation and provided further such merger does not result in any reclassification, capital reorganization or other change of the securities issuable under this Note. The foregoing provisions of this Section 3(b) shall apply to successive reclassification, capital reorganizations and changes of securities and to successive consolidation, mergers, sales or conveyances.

(c) In the event the Company, at any time while this Note shall remain outstanding, shall sell all or substantially all of its assets, or dissolves, liquidates, or winds up its affairs, prompt, proportionate, equitable, lawful and adequate provision shall be made as part of the terms of any such sale, dissolution, liquidation, or winding up such that the Holder of this Note may thereafter receive, upon exercise hereof, in lieu of the securities of the Company which it would have been entitled to receive, the same kind and amount of any shares, securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation or winding up with respect to each common share of the Company; provided, however, that in the event of any such sale, dissolution, liquidation or winding up, the right to convert this Note shall terminate on a date fixed by the Company, such date so fixed to be not earlier than 6:00 p.m., New York time, on the 30th day after the date on which notice of such termination of the right to convert this Note has been given by mail to the Holder of this Note at such Holder’s address as it appears on the books of the Company.

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(d) In the event the Company issues or sells any securities including options, warrants or convertible securities, except for any Exempt Issuance, at a price of or with an exercise or conversion price of less than the Conversion Price, then upon such issuance or sale, the Conversion Price shall be reduced to the sale price or the exercise or conversion price of the securities issued or sold. Provided, however, that if the Conversion Price is reduced as the result of the issuance of convertible or derivative securities, and all of such convertible or derivative securities lapse without the issuance of common stock, then the Conversion Price shall be re-adjusted to what it would be but for the issuance of the convertible or derivative securities.

4. Event of Default. In the event the Company shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or seeking appointment of a receiver, custodian, trustee or other similar official for it or for all or any substantial part of its assets; or there shall be commenced against the Company, any case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbounded for a period of 30 days; or there shall be commenced against the Company, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 10 days from the entry thereof; or the Company shall make an assignment for the benefit of creditors; or the Company shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or the Company shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the foregoing; or any of the following events occurs: the Company fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of 10 days after the due date; then, or any time thereafter during the continuance of any of such events, the entire unpaid balance of this Note then outstanding, together with accrued interest thereon, if any, shall be and become immediately due and payable without notice of demand by the Holder.

5. Miscellaneous.

(a) All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment and protest.

(b) This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, or discharge is sought with such agreement being effective and binding only upon attachment hereto.

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(c) All claims relating to or arising out of this Note, or the breach thereof, whether sounding in contract, tort, or otherwise, shall be governed by the laws of the State of Delaware without regard to choice of law considerations.

(d) Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state or federal courts of New York and venue shall be in the County of New York or the Southern District of New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(e) In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

(f) Upon any endorsement, assignment, or other transfer of this Note by the Holder or by operation of law, the term “Holder,” as used herein, shall mean such endorsee, assignee, or other transferee or successor to the Holder, then becoming the holder of this Note. This Note shall inure to the benefit of the Holder and its successors and assigns and shall be binding upon the undersigned and their successors and assigns. The term “Company” as used herein, shall include the respective successors and assigns of the Company and any other obligor.

(g) In the event that any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note, and any surplus thereafter shall immediately be refunded to the Company.

(h) All notices, offers, acceptance and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered pursuant to the Agreement (as it may be changed pursuant to the Agreement) and to the Holder at the address set forth in the Agreement or such other address as the Holder by notice to the Borrower may designate from time to time.

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date aforesaid.

By:
Daniel Brauser
President

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